Exhibit 99.1  Shareholder Letter

March 31, 2009

Dear Shareholders:

We are happy to enclose your first quarter dividend in the amount of $0.16 per share.

Louisiana’s economic base has performed better than most other states in the nation.  The Louisiana unemployment rate was one of the lowest in the nation during the January and February period.

Your bank is very liquid and our capital is strong.  We will forward to you our first quarter results under separate cover.

If you are not a customer of First Guaranty Bank please take advantage of our financial products.  If one of our statewide branches is not convenient to you, our remote deposit capture product could possibly be a benefit to you.  If you are interested in this or have any other questions, please contact me directly at 985-375-0348.

/s/ Michael R. Sharp
Michael R. Sharp
President and Chief Executive Officer
First Guaranty Bancshares, Inc.